EXHIBIT 99.1
NewsRelease

TC PipeLines, LP to List on the New York Stock Exchange under
New Trading Symbol “TCP”

HOUSTON, Texas – November 21, 2011 –TC PipeLines, LP (NASDAQ: TCLP) (the Partnership) today announced that it is transferring the listing of its common units to the New York Stock Exchange (“NYSE”).  The Partnership expects that its common units will commence trading on the NYSE under the new symbol "TCP" on December 12, 2011.  The Partnership’s common units will continue to be traded on the NASDAQ under the symbol "TCLP" until the transfer has been completed.

“TC PipeLines, LP has a 12-year track record of growing cash distributions for its unitholders. These distributions are underpinned with stable and predictable natural gas pipeline infrastructure assets,” said Steve Becker, President, TC PipeLines GP, Inc.  “We look forward to joining other Master Limited Partnership peers, and our sponsor, TransCanada Corporation on the NYSE.”

“We are delighted TC PipeLines, LP has decided to list on the New York Stock Exchange”, said Scott Cutler, NYSE Euronext EVP and Head of Listings, Americas.  “We are committed to a long-term partnership with TC PipeLines, LP and its unitholders, and to providing the superior liquidity, services and visibility associated with listing on the NYSE.”

TC PipeLines, LP has interests in 5,560 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as 25 percent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. TC PipeLines, LP also has 100 percent ownership of North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. TC PipeLines, LP is managed by its General Partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Enquiries:	Terry Cunha/Shawn Howard	403.920.7859 800.608.7859
Investor and Analyst Inquiries:	Lee Evans	877.290.2772
		investor_relations@tcpipelineslp.com